     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 2002



                                                      REGISTRATION NO. 333-84200

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                        UNITED STATES STEEL CORPORATION
             (Exact name of registrant as specified in its charter)
                             ---------------------


                          DELAWARE                                                    25-1897152
      (State or other jurisdiction of incorporation or                   (I.R.S. Employer Identification No.)
                       organization)


                             ---------------------
     600 GRANT STREET, PITTSBURGH, PENNSYLVANIA 15219-2800, (412) 433-1121 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)
                             ---------------------

                             DAN D. SANDMAN, ESQ.,
                        VICE CHAIRMAN AND CHIEF LEGAL &
                             ADMINISTRATIVE OFFICER
                                600 GRANT STREET
                      PITTSBURGH, PENNSYLVANIA 15219-2800
                                 (412) 433-1121
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------------------
If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM         PROPOSED
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE          MAXIMUM             AMOUNT OF
         SECURITIES TO BE REGISTERED             REGISTERED(1)        PER UNIT(1)(2)    OFFERING PRICE(1)(3)   REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities(4)...........................
---------------------------------------------------------------------------------------------------------------------------------
Preferred Stock(5)...........................
---------------------------------------------------------------------------------------------------------------------------------
Depositary Shares(6).........................
---------------------------------------------------------------------------------------------------------------------------------
Common Stock(7)..............................
---------------------------------------------------------------------------------------------------------------------------------
Warrants to Purchase United States Steel
  Corporation Debt Securities, Preferred
  Stock or Common Stock(8)...................
---------------------------------------------------------------------------------------------------------------------------------
Common Stock reserved for issuance upon
  conversion or exchange of Debt Securities
  or Preferred Stock(9)......................
---------------------------------------------------------------------------------------------------------------------------------
    Total....................................     $400,000,000                              $400,000,000           $36,800
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to General Instruction II.D to Form S-3, the amount to be registered, proposed maximum aggregate offering price per security and proposed maximum aggregate offering price has been omitted for each class of securities that is registered hereby.
(2) The proposed maximum aggregate offering price per security will be determined from time to time by the registrant in connection with the issuance of the securities registered hereunder.
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and reflects the maximum offering price of securities issued, rather than the principal amount of securities that may be issued at a discount. Excluding accrued interest, distributions and dividends, if any.
(4) An indeterminate number of debt securities of United States Steel Corporation are covered by this registration statement. Debt securities may also be issued upon exercise of warrants to purchase debt securities that are registered hereby.
(5) An indeterminate number of shares of preferred stock of United States Steel Corporation are covered by this registration statement. Preferred stock may also be issued upon exercise of warrants to purchase preferred stock that are registered hereby.
(6) There is being registered hereunder an indeterminate number of Depositary Shares as may be issued if United States Steel elects to offer fractional interests in the Preferred Stock offered hereby.
(7) An indeterminate number of shares of common stock, par value $1.00 per share, of United States Steel Corporation are covered by this registration statement. Common stock may also be issued upon exercise of warrants to purchase common stock that are registered hereby.
(8) An indeterminate number of warrants, representing rights to purchase debt securities, preferred stock or common stock of United States Steel Corporation, each of which is registered hereby, are covered by this registration statement.

(9) Such indeterminate number of shares of Common Stock as may be issued upon conversion of or in exchange for any Debt Securities, Preferred Stock or Depositary Shares that provide for such conversion or exchange are being registered hereby. No separate consideration will be received for the Common Stock issuable upon such conversion or exchange.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

                                                                      PROSPECTUS

                        UNITED STATES STEEL CORPORATION

                                       DEBT SECURITIES      PREFERRED STOCK AND DEPOSITARY SHARES
[US STEEL LOGO]                           COMMON STOCK      WARRANTS

We may issue and offer any of the following from time to       CONSIDER THE RISK FACTORS LISTED ON
time:                                                          PAGE 2 OF THIS PROSPECTUS AND ANY IN
                                                               THE PROSPECTUS SUPPLEMENT CAREFULLY.
     - Unsecured debt securities.
                                                               We produce, transport and sell steel
     - Shares of or interests in preferred stock.              mill products, coke, taconite pellets
                                                               and coal in the United States and,
     - Shares of common stock.                                 through our subsidiary U.S. Steel
                                                               Kosice, produce and sell steel in
     - Warrants to buy any of the foregoing.                   Central Europe.
The maximum total public offering price of all the
securities offered will not exceed $400,000,000.
We will provide specific terms of these securities in
supplements to this prospectus. You should read this
prospectus and any prospectus supplement carefully before
you invest.

 We may sell these securities through underwriters, agents or directly to other purchasers.

                                STOCK SYMBOL: X


  Our common stock is listed on the New York Stock Exchange, the Chicago Stock
                       Exchange and the Pacific Exchange.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

Please refer to the prospectus supplement for more complete information. Neither this prospectus nor any prospectus supplement is an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 The date of this Prospectus is March 19, 2002.

                               TABLE OF CONTENTS


OUR COMPANY.................................................    1
RISK FACTORS................................................    2
RATIO OF EARNINGS TO FIXED CHARGES..........................   12
USE OF PROCEEDS.............................................   12
DESCRIPTION OF THE DEBT SECURITIES..........................   12
DESCRIPTION OF CAPITAL STOCK................................   20
DESCRIPTION OF DEPOSITARY SHARES............................   26
DESCRIPTION OF WARRANTS.....................................   29
PLAN OF DISTRIBUTION........................................   30
WHERE YOU CAN FIND MORE INFORMATION.........................   31
VALIDITY OF SECURITIES......................................   32
EXPERTS.....................................................   32


   You should rely only on the information contained in this prospectus or in documents we have referred you to. We have not authorized anyone to provide you with information that is different.

                                  OUR COMPANY

     We are the largest integrated steel producer in North America. Integrated steel producers make steel from iron ore, unlike mini-mills that mostly melt scrap to make steel products. We have a broad product mix with particular focus on value-added products and serve customers in the automotive, appliance, distribution and service center, industrial machinery and construction industries. We currently have annual steel-making capability of 17.8 million tons through our four integrated steel mills. In addition, we have a diversified mix of assets that provide us with a varied stream of revenues.

     We operate three integrated steel mills and six finishing facilities in North America and produce, transport and sell a variety of sheet, tin, plate and tubular products, as well as coke, iron ore and coal. We participate in several joint ventures engaged in steel processing and finishing. We also participate in the real estate, resource management, and engineering and consulting services businesses. We have a significant market presence in each of our major product areas and have long-term relationships with many of our major customers. We have annual steel-making capability in the U.S. of 12.8 million tons through Gary Works in Indiana, Mon Valley Works in Pennsylvania, and Fairfield Works in Alabama. We operate finishing facilities in those three states and Ohio. We are the largest domestic producer of seamless oil country tubular goods and one of the two largest producers of tin mill products in North America. We produce most of the iron ore and coke and a portion of the coal we use as raw materials in our steel-making process.

     In November 2000, we acquired U.S. Steel Kosice, s.r.o. ("USSK"), headquartered in Kosice in the Slovak Republic, the largest flat-rolled producer in Central Europe. USSK has annual steel-making capability of 5.0 million tons and produces and sells sheet, tin, tubular and specialty products, as well as coke. The acquisition of USSK has enabled us to establish a low-cost manufacturing base in Europe and better positioned us to serve our global customers.

     Before December 31, 2001 our businesses were owned by USX Corporation. USX had two outstanding classes of common stock: USX-Marathon Group common stock, that was intended to reflect the performance of USX's energy business, and USX-U. S. Steel Group common stock, that was intended to reflect the performance of USX's steel business. On December 31, 2001, in a series of transactions that we call the Separation, each share of USX-U. S. Steel Group common stock was converted into the right to receive one share of our stock and USX changed its name to Marathon Oil Corporation ("Marathon"). As a consequence of the Separation, we became a separate publicly owned corporation.

     In connection with the Separation, we entered into a series of agreements with Marathon governing our relationship after the Separation and providing for the allocation of tax and certain other liabilities and obligations arising from periods prior to the Separation. These agreements include a financial matters agreement under which we assumed obligations relating to industrial development bonds, leases and guarantee obligations totaling approximately $692 million and a tax matters agreement that deals with tax matters and sharing of taxes arising prior to Separation.

     United States Steel Corporation is a Delaware corporation. Our principal offices are at 600 Grant Street, Pittsburgh PA 15219-2800 and our telephone number is (412) 433-1121. References in this prospectus to "United States Steel," "USS," "we," "us" and "our" are to United States Steel Corporation.

                                  RISK FACTORS

     In addition to the information contained elsewhere or incorporated by reference in this prospectus and the prospectus supplement, the following risk factors should be carefully considered by each prospective investor.

RISKS RELATED TO OUR BUSINESS

 OVERCAPACITY IN THE STEEL INDUSTRY MAY NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

     There is an excess of global steel-making capacity over global consumption of steel products. This has caused shipment and production levels for our domestic operations to vary from year to year and quarter to quarter, affecting our results of operations and cash flows. Many factors influence these results, including demand in the domestic market, international currency conversion rates and domestic and international government actions.

 OUR BUSINESS IS CYCLICAL.

     Demand for most of our products is cyclical in nature and sensitive to general economic conditions. Our business supports cyclical industries such as the automotive, appliance, construction and energy industries. As a result, future downturns in the U.S. or European economy or any of these industries could adversely affect our results and cash flow.

     Because integrated steel producers generally have high fixed costs, reduced volumes result in operating inefficiencies, such as those experienced in 2001. Over the past five years, our net income has varied from a high of $452 million in 1997 to a loss of $218 million in 2001. Future economic downturns, a stagnant economy or currency fluctuations may adversely affect our business, results of operations and financial condition.

 WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS AND OTHER OBLIGATIONS, WHICH COULD LIMIT OUR OPERATING FLEXIBILITY AND OTHERWISE ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     As of December 31, 2001, following the Separation, we were liable for indebtedness of approximately $1.5 billion. This does not include obligations of Marathon for which we are contingently liable and that are not recorded on our balance sheet. As of December 31, 2001, such obligations of Marathon were approximately $359 million. We may incur other obligations for working capital, refinancing of a portion of the $1.5 billion referred to above or for other purposes. This substantial amount of indebtedness and related covenants could limit our operating flexibility and could otherwise adversely affect our financial condition.

     Our high degree of leverage could have important consequences to you, including the following:

     - our ability to satisfy our obligations with respect to any debt securities or preferred stock may be impaired in the future;

     - it may become difficult for us to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions or general corporate or other purposes in the future;

     - a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

     - some of our borrowings are and are expected to be at variable rates of interest (including borrowings under our inventory credit facility), which will expose us to the risk of increased interest rates;

     - the sale prices, costs of selling receivables and amounts available under our accounts receivable program fluctuate due to factors that include the costs of the commercial paper funding and our long-term debt ratings; and

     - our substantial leverage may limit our flexibility to adjust to changing economic or market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions.

     Indebtedness we may incur in the future may exacerbate the consequences described above and could have other important consequences.

 OUR BUSINESS REQUIRES SUBSTANTIAL DEBT SERVICE, CAPITAL INVESTMENT, OPERATING LEASE AND MAINTENANCE EXPENDITURES THAT WE MAY BE UNABLE TO MEET.

     With approximately $1.5 billion of debt as of December 31, 2001, we must make substantial interest payments. We are also required to make payments of $37.5 million to VSZ, a.s. in each of 2002 and 2003 in connection with our acquisition of USSK. Our operations are capital intensive. For the five-year period ended December 31, 2001, total capital expenditures were $1.4 billion, and we plan capital expenditures of about $300 million in 2002 not including:
(1) the 2002 payment to VSZ and (2) approximately $40 million of equipment that we plan to lease under operating leases in accordance with our historical practices. As of December 31, 2001, we were obligated to make aggregate lease payments of $325 million under operating leases over the next five years. Our business also requires substantial expenditures for routine maintenance.

     We have contingent obligations consisting of indemnity obligations under active surety bonds totaling approximately $255 million, guarantees of approximately $32 million of indebtedness for unconsolidated entities and commitments under take or pay arrangements of approximately $105 million. As the general partner of the Clairton 1314B Partnership, L.P., we are obligated to fund up to $150 million of cash shortfalls incurred by that partnership. We are also potentially liable for approximately $359 million of Marathon's debt.

     Some of our operating lease agreements may include a floating rental charge which is associated with a variable component. Such payments are not determinable to any degree of certainty. Recorded liabilities related to deferred income taxes, employee benefits and other liabilities that may have an impact on liquidity and cash flow in future periods are also not currently determinable.

     We believe our liquidity will be adequate to satisfy our obligations for the foreseeable future, including obligations to complete currently authorized capital spending programs. Future requirements for our business needs, including the funding of capital expenditures, debt service for financings, and any amounts that may ultimately be paid in connection with contingencies, are expected to be financed by a combination of internally generated funds, proceeds from the sale of stock, borrowings and other external financing sources. However, there is no assurance that our business will generate sufficient operating cash flow or that external financing sources will be available in an amount sufficient to enable us to service or refinance our indebtedness or to fund other liquidity needs. If there is a prolonged delay in the recovery of the manufacturing sector of the U.S. economy, we believe we can maintain adequate liquidity through a combination of deferral or nonessential capital spending, sales of non-strategic assets and other cash conservation measures.

 WE HAVE INCURRED OPERATING AND CASH LOSSES AND WILL HAVE FEWER SOURCES OF CASH, INCLUDING CASH FROM MARATHON TAX SETTLEMENTS.

     For the year ended December 31, 2001, we had a loss from operations of $405 million and net cash used in operating activities was $150 million excluding the income tax settlements received from Marathon. We cannot assure you that we will realize positive operating income or cash flows from operations in the foreseeable future.

     Historically, we funded our negative operating cash flow through an increase in USX debt attributable to the U.S. Steel Group. Before the Separation, the USX tax allocation policy required the U. S. Steel Group and the Marathon Group to pay the other for tax benefits resulting from tax attributes that could not be utilized by the group to which those tax attributes were attributable on a stand-alone basis but which could be used on a consolidated, combined or unitary basis. The net amount of cash settlements made by Marathon to USS for prior years, subject to adjustment, was $819 million, $91 million and $(2) million in 2001, 2000 and 1999, respectively. These payments allowed USS to realize the cash value of its tax benefits on a current basis. If we generate losses or other tax attributes we can generally realize the cash value from them only if and when we generate enough taxable income in future years to use those tax losses or other tax attributes on a stand-alone basis. This delay in realizing tax benefits may adversely affect our cash flow.

     Because we are no longer owned by USX, we are not able to rely on USX for financial support or benefit from a relationship with USX to obtain credit. Our lower credit ratings have resulted in higher borrowing costs and make obtaining necessary capital more difficult.

 THE TIGHT SURETY BOND MARKET MAY ADVERSELY IMPACT OUR LIQUIDITY.

     We use surety bonds to provide financial assurance for certain transactions and business activities. The total amount of our active surety bonds currently being used for financial assurance purposes is approximately $255 million. Recent events have caused major changes in the surety bond market including significant increases in surety bond premiums. This, together with our non-investment grade credit rating, may cause us to replace some surety bonds with other forms of financial assurance, or provide some form of collateral to the surety bond providers in order to keep bonds in place which would have a negative impact on our liquidity.

 IMPORTS OF STEEL MAY NEGATIVELY AFFECT OUR BUSINESS

     Imports of steel into the United States constituted 24%, 27% and 26% of the domestic steel market demand for 2001, 2000 and 1999, respectively. We believe that steel imports into the United States involve widespread dumping and subsidy abuses, and that the remedies provided by United States law to private litigants are insufficient to correct these problems. Imports of steel involving dumping and subsidy abuses depress domestic price levels, and have an adverse effect upon our revenue and income.

     The trade remedies announced by President Bush, under Section 201 of the Trade Act of 1974, on March 5, 2002 are intended to provide protection against imports from certain countries, but there are products and countries not covered and imports of these exempt products or of products from these countries may still have an adverse effect upon our revenues and income. The European Union and certain countries have indicated their intent to challenge President Bush's action before the World Trade Organization.

     These trade remedies may also prompt foreign governments to impose tariffs or other trade restrictions on steel products. Another possible effect of these remedies is that steel that might otherwise be imported into the United States may be sold into markets served by USSK. Such actions or additional imports might have an adverse effect on USSK's revenue and income.

MANY OF OUR INTERNATIONAL COMPETITORS ARE LARGER AND HAVE HIGHER CREDIT RATINGS.

     Based on International Iron and Steel Institute statistics, we rank as the largest domestic integrated steel producer but, in 2000, were only the fourteenth largest steel producer in the world. Many of our larger competitors have investment grade credit ratings, and, because of their larger size and superior credit ratings, we may be at a disadvantage in competing with them. Terms of our indebtedness contain covenants that may also limit our ability to participate in consolidations.

 COMPETITION FROM MINI-MILL PRODUCERS HAS RESULTED IN REDUCED SELLING PRICES AND SHIPMENT LEVELS FOR US.

     Domestic integrated producers, such as USS, have lost market share in recent years to domestic mini-mill producers. Mini-mills produce steel by melting scrap in electric furnaces. Although mini-mills generally produce a narrower range of steel products than integrated producers, they typically enjoy competitive advantages such as lower capital expenditures for construction of facilities, lower raw material costs and non-unionized work forces with lower employment costs and more flexible work rules. An increasing number of mini-mills utilize thin slab casting technology to produce flat-rolled products. Through the use of thin slab casting, mini-mill competitors are increasingly able to compete directly with integrated producers of flat-rolled products, especially hot-rolled and plate products. Depending on market conditions, the additional production generated by flat-rolled mini-mills could have an adverse effect on our selling prices and shipment levels.

 COMPETITION FROM OTHER MATERIALS MAY NEGATIVELY AFFECT OUR RESULTS OF
 OPERATIONS.

     In many applications, steel competes with other materials, such as aluminum, cement, composites, glass, plastic and wood. Additional substitutes for steel products could adversely affect future market prices and demand for steel products.

 HIGH ENERGY COSTS ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

     Our operations consume large amounts of energy and we consume significant amounts of natural gas. Domestic natural gas prices increased from an average of $2.27 per million BTU in 1999 to an average of $4.96 per million BTU in 2001. At normal annual consumption levels, a $1.00 per million BTU change in domestic natural gas prices would result in an estimated $50 million change in our annual domestic pretax operating costs.

 ENVIRONMENTAL COMPLIANCE AND REMEDIATION COULD RESULT IN SUBSTANTIALLY INCREASED CAPITAL REQUIREMENTS AND OPERATING COSTS.

     Our domestic businesses are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These laws are constantly evolving and becoming increasingly stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. These environmental laws and regulations, particularly the Clean Air Act, could result in substantially increased capital, operating and compliance costs. We are also involved in a number of environmental remediation projects at both former and present operating locations and are involved in a number of other remedial actions under federal and state law. Our worldwide environmental expenditures were $231 million in 2001, $230 million in 2000 and $253 million in 1999.

     We believe all of our domestic steel competitors are subject to similar environmental laws and regulations. The specific impact on each competitor may vary, however, depending upon a number of factors, including the age and location of operating facilities, production processes (such as a mini-mill versus an integrated producer) and the specific products and services it provides. To the extent that competitors, particularly foreign steel producers and manufacturers of competitive products, are not required to undertake equivalent costs, our competitive position could be adversely impacted.

     USSK is subject to the laws of the Slovak Republic. The environmental laws of the Slovak Republic generally follow the requirements of the European Union, which are comparable to domestic standards.

 OUR RETIREE EMPLOYEE HEALTH CARE AND RETIREE LIFE INSURANCE COSTS ARE HIGHER THAN THOSE OF MANY OF OUR COMPETITORS.

     We maintain defined benefit retiree health care and life insurance plans covering substantially all domestic employees upon their retirement. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost-sharing features. Life insurance benefits are provided to nonunion retiree beneficiaries primarily based on employees' annual base salary at retirement. For domestic union retirees, benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. As of December 31, 2001, United States Steel reported an unfunded obligation for these benefit obligations in the amount of $1.8 billion. Mini-mills, foreign competitors and many producers of products that compete with steel provide lesser benefits to their employees and retirees and this difference in costs could adversely impact our competitive position.

  BANKRUPTCIES OF DOMESTIC COMPETITORS HAVE LOWERED THEIR OPERATING COSTS.

     Since 1998, more than 30 domestic steel companies have sought protection under Chapter 11 of the United States Bankruptcy Code, most recently National Steel Corporation. Many of these companies have continued to operate. Some have reduced prices to maintain volumes and cash flow and obtained concessions from their labor unions and suppliers. In some cases, they have even expanded and modernized while in bankruptcy. Upon emergence from bankruptcy, these companies, or new entities that purchase their facilities through the bankruptcy process, may be relieved of certain environmental, retiree and other obligations. As a result, they are able to operate with lower costs.

 MANY LAWSUITS HAVE BEEN FILED AGAINST US INVOLVING ASBESTOS-RELATED INJURIES.

     We have been and are a defendant in a large number of cases in which plaintiffs allege injury resulting from exposure to asbestos. Many of these cases involve multiple plaintiffs and most have multiple defendants. These cases fall into three major groups: (1) claims made under federal and general maritime law by employees of the Great Lakes or Intercoastal fleets, former operations of United States Steel; (2) claims by persons who worked at USS facilities; and (3) claims made by industrial workers allegedly exposed to an electrical cable product formerly manufactured by United States Steel. It is not possible to predict the outcome of these matters. If adversely determined, these lawsuits could have a material adverse effect on our financial position.

 OUR INTERNATIONAL OPERATIONS EXPOSE US TO UNCERTAINTIES AND RISKS FROM ABROAD, WHICH COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

     USSK, located in the Slovak Republic, constitutes 28% of our total raw steel capability and accounted for 17% of revenue for 2001. USSK exports about 80% of its products, with the majority of its sales being to other European countries. USSK is affected by the worldwide overcapacity in the steel industry and the cyclical nature of demand for steel products and that demand's sensitivity to worldwide general economic conditions. In particular, USSK is subject to economic conditions and political factors in Europe, which if changed could negatively affect its results of operations and cash flow. Political factors include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation and protectionist measures. USSK is also subject to foreign currency exchange risks because its revenues are primarily in euro-denominated currencies and its costs are primarily in Slovak crowns and United States dollars.

 THE TERMS OF OUR INDEBTEDNESS RESTRICT OUR ABILITY TO PAY DIVIDENDS.

     Under the terms of our 10 3/4% Senior Notes due 2008, we may not be able to pay dividends on capital stock unless we can meet certain restricted payment tests, including a 2 to 1 interest coverage test for the preceding 12 month period except we may pay common stock dividends through December 31, 2003 in an aggregate amount up to $50 million. We may also be unable to pay dividends due to inadequate cash flow and borrowing capacity.

 THE TERMS OF OUR INDEBTEDNESS AND OUR ACCOUNTS RECEIVABLE PROGRAM CONTAIN RESTRICTIVE COVENANTS AND OTHER PROVISIONS THAT MAY LIMIT OUR OPERATING FLEXIBILITY.

     We currently have Senior Notes outstanding in the aggregate principal amount of $535 million. The Senior Notes impose significant restrictions on us such as the following:

     - Limits on additional borrowings, including limits on the amount of borrowings secured by inventories or accounts receivable;

     - Limits on sale/leasebacks;

     - Limits on the use of funds from asset sales and sale of the stock of subsidiaries; and

     - Restrictions on our ability to invest in joint ventures or make certain acquisitions.

     We also have a revolving credit agreement secured by inventory that imposes additional restrictions on us including the following:

     - Effective September 30, 2002, we must meet an interest coverage ratio of at least 2 to 1, and effective March 31, 2003, that ratio must be at least 2.5 to 1;

     - We must meet leverage ratios (total debt to operating cash flow) of no more than 6 to 1 beginning on September 30, 2002 through December 30, 2002, 5.5 to 1 through March 30, 2003, 5 to 1 through June 29, 2003, 4.5 to 1 through September 29, 2003, 4 to 1 through March 30, 2004 and 3.75 to 1 thereafter;

     - Limitations on capital expenditures; and

     - Restrictions on investments.

     If these covenants are breached or if we fail to make payments under our material debt obligations or our receivables purchase agreement, creditors would be able to terminate their commitments to make further loans, declare their outstanding obligations immediately due and payable and foreclose on any collateral, and it may also cause a default under the Senior Notes. Additional indebtedness that United States Steel may incur in the future may also contain similar covenants, as well as other restrictive provisions. Cross-default and cross-acceleration clauses in our revolving credit facility, the Senior Notes and any future additional indebtedness could have an adverse effect upon our financial positions and liquidity.

     Failure to make payment on our material indebtedness or a breach of a financial covenant in our revolving credit facility would be a termination event under our receivables purchase agreement. The sale prices, costs of selling receivables and amounts available under our accounts receivable program fluctuate due to factors that include the costs of commercial paper funding and our long-term debt ratings.

 "CHANGE IN CONTROL" CLAUSES MAY ADVERSELY AFFECT US.

     Upon the occurrence of "change in control" events specified in our existing indenture and various loan documents, the holders of our indebtedness may require us to purchase or repay that debt on less than favorable terms. We may not have the financial resources to make these purchases and repayments.

 PROVISIONS OF DELAWARE LAW, OUR GOVERNING DOCUMENTS AND OUR RIGHTS PLAN MAY MAKE A TAKEOVER OF USS MORE DIFFICULT.

     Certain provisions of Delaware law, our certificate of incorporation and by-laws and our rights plan could make more difficult or delay our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

 OUR OPERATIONS ARE SUBJECT TO BUSINESS INTERRUPTIONS AND CASUALTY LOSSES.

     Steel-making, product marketing and raw material operations are subject to unplanned events such as explosions, fires, inclement weather, accidents and transportation interruptions. To the extent not covered by insurance, our cash flows may be adversely impacted by such events.

 OUR BUSINESS COULD BE ADVERSELY IMPACTED BY STRIKES OR WORK STOPPAGES BY OUR UNIONIZED EMPLOYEES.

     Substantially all hourly employees of our domestic steel, coke and taconite pellet facilities are covered by a collective bargaining agreement with the United Steelworkers of America that expires in August 2004 and includes a no-strike provision. Other hourly employees (for example, those engaged in coal mining and transportation activities) are represented by the United Mine Workers of America, United Steelworkers of America and other unions. The majority of USSK employees are represented by a union and are covered by a collective bargaining agreement that expires in February 2004, and is subject to annual wage negotiations. Any potential strikes or work stoppages and the resulting adverse impact on our relationships with our customers could have a material adverse effect on our business, financial condition or results of operations. In addition, mini-mill producers and certain foreign competitors and producers of comparable products do not have unionized work forces. This may place us at a competitive disadvantage.

                    RISKS RELATED TO PROPOSED CONSOLIDATION

     On December 4, 2001, we announced our support for significant consolidation in the domestic integrated steel industry, contingent upon several factors, including: a strong remedy under Section 201 of the Trade Act of 1974 ("Section 201"), creation of a government-sponsored program that would provide relief from the industry's retiree legacy cost burden, and a progressive new labor agreement that would provide for meaningful reductions in operating costs. We have been engaged in discussions with other domestic integrated steel companies, governmental agencies and representatives of the United Steelworkers of America.

     On January 17, 2002, we entered into an option agreement with NKK Corporation of Japan. The agreement grants us an option to purchase, either directly or through a subsidiary, all of NKK's National Steel Corporation common stock and to restructure a $100 million loan previously made to National Steel by an NKK subsidiary. NKK's ownership of National Steel's common stock represents approximately 53% of National's outstanding shares. The option expires on June 15, 2002. National Steel Corporation filed for bankruptcy protection on March 6, 2002.

     On March 5, 2002, President Bush imposed tariffs of 8 to 30% on most steel imports, but did not express support for a government-sponsored program to provide relief from the industry's retiree legacy costs. Although we will continue to explore attractive acquisitions, joint ventures and other growth opportunities in the U.S. and Central Europe, the extent of any significant consolidation in the domestic steel industry remains unclear.

 CONSOLIDATIONS MAY NOT OCCUR OR MAY BE DELAYED AND THE ANTICIPATED BENEFITS FROM CONSOLIDATION MAY NOT MATERIALIZE.

     We will not participate in steel industry consolidation unless it is in the best interest of our customers, shareholders, creditors, employees and other constituencies. The conditions precedent to any consolidation are beyond our control, and we cannot assure you they will be satisfied.

     The benefits of any consolidation in large measure flow from anticipated cost savings. We may not be able to achieve all of these savings or may not achieve them as quickly as we expect. In addition, any rationalization of steel facilities may result in environmental, post-employment, and other shut-down costs.

 ACQUIRED COMPANIES AND ASSETS MAY INCREASE OUR INDEBTEDNESS AND OTHER OBLIGATIONS AND REQUIRE SIGNIFICANT EXPENDITURES.

     Possible future acquisitions could result in the incurrence of additional debt and related interest expense, underfunded pension and other post-retirement obligations, contingent liabilities and amortization expenses related to intangible assets, all of which could have a material adverse effect on our financial condition, operating results and cash flow.


     Many of the available domestic acquisition targets may require significant capital and operating expenditures to return them to profitability. Financially distressed steel companies typically do not maintain their assets adequately. Such assets may need significant repairs and improvements. We may also have to buy sizable amounts of raw materials, spare parts and other materials for these facilities before they can resume profitable operation.



     The potential acquisition candidates are financially distressed steel companies that may not have maintained appropriate environmental programs. Their environmental problems may, therefore, require significant expenditures.


 WE MAY HAVE DIFFICULTY OBTAINING FINANCING NECESSARY TO PURSUE CONSOLIDATIONS.

     We may not be able to obtain financing for acquisitions of other companies or their assets on favorable terms or at all. We may also finance acquisitions through the issuance of additional shares of our common stock that would dilute the ownership interests of our existing stockholders.


 CUSTOMERS MAY PURCHASE LESS FROM A CONSOLIDATED COMPANY THAN THEY DID FROM THE INDIVIDUAL PRODUCERS.


     Customers may not buy as much steel from us after consolidation as they previously bought from the separate companies in order to diversify their suppliers. They may also insist upon significant price concessions.

 INTERNATIONAL ACQUISITIONS MAY EXPOSE US TO ADDITIONAL RISKS.

     If we acquire companies or facilities outside the United States, we may be exposed to increased risks including the following:

     - economic and political conditions in the countries where the facilities are located and where the products made at those facilities are marketed;

     - currency fluctuations;

     - uncertain sources of raw materials;

     - economic disruptions in less developed economies where many potential acquisition candidates have facilities or market products;

     - expenditures necessary to bring such facilities to profitable operation;

     - foreign tax risks; and

     - expenditures required to comply with potential new environmental requirements.

                        RISKS RELATED TO THE SEPARATION

     Prior to December 31, 2001, our businesses were owned by USX Corporation ("USX"), now named Marathon Oil Corporation.

  USS IS SUBJECT TO CERTAIN CONTINUING CONTINGENT LIABILITIES OF MARATHON.

     We remain contingently liable for debt and other obligations of Marathon in the amount of approximately $359 million as of December 31, 2001. Pursuant to the financial matters agreement,

Marathon will indemnify us for any payments we would be required to make in respect of these obligations. Marathon is not limited by agreement with us as to the amount of indebtedness that it may incur and, in the event of the bankruptcy of Marathon, the holders of industrial revenue bonds and other obligations for which we may be liable may declare them immediately due and payable. If this occurs, we may not be able to satisfy those obligations.

     Under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, USS and each subsidiary of USS that was a member of the USX consolidated group during any taxable period or portion thereof ending on or before the effective time of the Separation is jointly and severally liable for the federal income tax liability of the entire USX consolidated group for that taxable period. Other provisions of federal law establish similar liability for other matters, including laws governing tax qualified pension plans as well as other contingent liabilities.

  THE SEPARATION MAY BE CHALLENGED BY CREDITORS AS A FRAUDULENT TRANSFER OR CONVEYANCE.

     If a court in a suit by an unpaid creditor or representative of creditors of Marathon, such as a trustee in bankruptcy, or Marathon, as debtor-in-possession, in a reorganization case under the United States Bankruptcy Code, were to find that:

     - the Separation and the related transactions were undertaken for the purpose of hindering, delaying or defrauding creditors, or

     - Marathon received less than reasonably equivalent value or fair consideration in connection with the Separation and the transactions related thereto and (1) Marathon was insolvent at the effective time of the Separation and after giving effect thereto, (2) or Marathon as of the effective time of the Separation and after giving effect thereto, intended or believed that it would be unable to pay its debts as they became due, or (3) the capital of Marathon, at the effective time of the Separation and after giving effect thereto, was inadequate to conduct its business, then the court could determine that the Separation and the related transactions violated applicable provisions of the United States Bankruptcy Code and/or applicable state fraudulent transfer or conveyance laws. Such a determination would permit the bankruptcy trustee or debtor-in-possession or unpaid creditors to rescind the Separation and permit unpaid creditors of Marathon to seek recovery from us.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied. Generally, an entity is considered insolvent if either:

     - the sum of its liabilities, including contingent liabilities, is greater than its assets, at a fair valuation; or

     - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

 THE SEPARATION MAY BECOME TAXABLE UNDER SECTION 355(e) OF THE INTERNAL REVENUE CODE IF 50% OR MORE OF UNITED STATES STEEL CORPORATION'S SHARES OR MARATHON OIL CORPORATION'S SHARES ARE ACQUIRED AS PART OF A PLAN.

     The Separation may become taxable to USX pursuant to section 355(e) of the Internal Revenue Code if 50% or more of either Marathon's shares or our shares are acquired, directly or indirectly, as part of a plan or series of related transactions that include the Separation. If section 355(e) applies, USX would be required to pay a corporate tax based on the excess of the fair market value of the shares distributed over USX's tax basis for such shares. The amount of this tax would be materially greater if the Separation were deemed to be a distribution of Marathon's shares. If an acquisition occurs that results in the Separation being taxable under section 355(e), a Tax Sharing Agreement between USS and Marathon provides that the resulting corporate tax liability will be borne by the entity, either USS or Marathon, that is deemed to have been acquired.

 WE MAY BE RESPONSIBLE FOR A CORPORATE TAX IF THE SEPARATION FAILS TO QUALIFY AS A TAX-FREE TRANSACTION.

     Based on representations made by USX, the Internal Revenue Service issued a private letter ruling that the Separation was tax-free to USX and its shareholders. To the extent a breach of one of those representations results in a corporate tax being imposed on USX, the breaching party, either USS or Marathon, will be responsible for payment of the corporate tax. If the Separation fails to qualify as a tax-free transaction through no fault of either USS or Marathon, the resulting tax liability, if any, is likely to be borne by us under the tax sharing agreement.

                       RATIO OF EARNINGS TO FIXED CHARGES
                      RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

                                  (UNAUDITED)
                             CONTINUING OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                         2001    2000    1999    1998    1997
                                                         -----   -----   -----   -----   -----
Ratio of earnings to fixed charges.....................     (a)   1.13    2.33    5.89    5.39
Ratio of earnings to combined fixed charges and
  preferred stock dividends............................     (b)   1.05    2.10    5.15    4.72

---------------

(a) Earnings did not cover fixed charges by $586 million in 2001.

(b) Earnings did not cover combined fixed charges and preferred stock dividends by $598 million in 2001.

                                USE OF PROCEEDS

     Unless otherwise described in the prospectus supplement, we plan to add the proceeds from the sale of the securities to our general funds. We may use those funds to repay debt, to finance acquisitions, for stock repurchases, for capital expenditures, for investments in subsidiaries and joint ventures, and for working capital.

                       DESCRIPTION OF THE DEBT SECURITIES

     Any debentures, notes, bonds or other similar debt instruments will be described in a prospectus supplement and will be unsecured obligations of USS. They will rank on par with all other unsecured obligations of USS. The Debt Securities (the "Debt Securities") will be issued under an Indenture, between The Bank of New York, as trustee and USS. A copy of the form of the Indenture is filed as an exhibit to the registration statement.

     The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes or bonds. See the information under the heading "Where You Can Find More Information" to contact us for a copy of the Indenture.

GENERAL

     The Indenture does not limit the principal amount of debt we may issue.

     We may issue notes or bonds in traditional paper form, or we may issue a global security. The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a Global Security or Securities, registered in the name of a depositary designated by USS. Each Debt Security represented by a Global Security is referred to as a "Book-Entry Security."

     Debt Securities may be issued from time to time pursuant to this prospectus, and will be offered on terms determined by market conditions at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

     Please refer to the prospectus supplement for the specific terms of the Debt Securities offered including the following:

           1. Designation of an aggregate principal amount, purchase price and denomination;

           2.  Date of maturity;

           3. If other than U.S. currency, the currency for which the Debt Securities may be purchased;

           4. The interest rate or rates and the method of calculating interest;

           5.  The times at which any premium and interest will be payable;

           6. The place or places where principal, any premium and interest will be payable;

           7. Any redemption or sinking fund provisions or other repayment obligations;

           8. Any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

           9. The application, if any of the defeasance provisions to the Debt Securities;

          10. If other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

          11. If other than the entire principal amount plus accrued interest, the portion of the Change of Control purchase price or prices applicable to purchases of Debt Securities upon a Change of Control;

          12. Whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

          13. Any additional covenants applicable to the Debt Securities being offered;

          14. Any additional events of default applicable to the Debt Securities being offered; and

          15. Any other specific terms including any terms that may be required by or advisable under applicable law.

     Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture.

CERTAIN COVENANTS OF USS IN THE INDENTURE

  PAYMENT


     USS will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities. (Section
1001) Unless otherwise provided in the prospectus supplement, USS will pay interest on any Debt Security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment. (Section 307)


     Any money deposited with the Trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to USS at its request. After this occurs, the holder of that security must look only to USS for payment of that amount and not to the Trustee or paying agent. (Section 1003)

  LIENS


     If USS or any subsidiary of USS mortgages, pledges, encumbers or subjects to a lien (a "Mortgage") as security for money borrowed any blast furnace facility or steel producing facility, or casters that are part of a plant that includes such a facility, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination (each, a "Principal Property") or any shares of stock or other equity interests in any of USS' subsidiaries that own one or more Principal Properties, USS will secure or will cause such subsidiary to secure the Debt Securities equally and ratably with all indebtedness or obligations secured by the Mortgage then being given and with any other indebtedness of USS or the subsidiary of USS then entitled thereto; provided, however, that this covenant shall not apply in the case of:
(a) any Mortgage existing on the date of the Indenture (whether or not such Mortgage includes an after-acquired property provision); (b) any Mortgage, including a purchase money Mortgage, incurred in connection with the acquisition of any Principal Property, the assumption of any Mortgage previously existing on such acquired Principal Property or any Mortgage existing on the property of any corporation when it becomes a subsidiary of USS; (c) any Mortgage on such Principal Property in favor of the United States, or any State, or instrumentality of either, to secure partial, progress or advance payments to USS or any subsidiary of USS under any contract or statute; (d) any Mortgage in favor of the United States, any State, or instrumentality of either, to secure borrowings for the purchase or construction of the Principal Property mortgaged;
(e) any Mortgage on any Principal Property arising in connection with or to secure all or any part of the cost of the repair, construction, improvement, alteration or development of the Principal Property or any portion thereof; or
(f) any renewal of or substitution for any Mortgage permitted under the preceding clauses.


     USS may and may permit its subsidiaries to (1) grant Mortgages or incur liens on Principal Property (or on equity interests in subsidiaries that own Principal Property) covered by the restriction described above and (2) sell or transfer any Principal Property with the intention of taking back a lease on that Principal Property so long as the net book value of the Principal Property (or equity interests) so encumbered or transferred, together with all property then permitted to be encumbered or subject to a sale-leaseback under this clause, does not at the time such Mortgage or lien is granted or such property is transferred exceed 10% of Consolidated Net Tangible Assets. (Section 1005)


     "Consolidated Net Tangible Assets" means the aggregate value of all assets of USS and its subsidiaries after deducting (a) all current liabilities (excluding all long-term debt due within one year), (b) all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis and (c) all goodwill, patent and trademarks, unamortized debt discount and other similar intangibles (all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with USS' most recent audited consolidated financial statements). (Section 101)

  LIMITATIONS ON CERTAIN SALE AND LEASEBACKS


     USS will not, nor will it permit any subsidiary to, sell or transfer any Principal Property with the intention of taking back a lease thereof, provided, however, this covenant shall not apply if (a) the lease is to a subsidiary of USS (or to USS in the case of a subsidiary of USS); (b) the lease is for a temporary period by the end of which it is intended that the use of the Principal Property by the lessee will be discontinued; (c) USS or a subsidiary of USS could, as described under the caption "Liens" above, Mortgage such property without equally and ratably securing the Debt Securities; or (d) USS promptly informs the Trustee of such sale, the net proceeds of such sale are at least equal to the fair value (as determined by resolution adopted by the Board of Directors of USS) of such Principal Property and USS within 180 days after such sale applies an amount equal to such net proceeds (subject to reduction by reason of credits to which USS is entitled, under the conditions specified in the Indenture) to the retirement or in substance defeasance of funded debt of USS or a subsidiary of USS. This covenant does not apply to sales and leases solely among USS and its subsidiaries. (Section 1006)


  MERGER AND CONSOLIDATION

     USS will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that USS may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other entity if (i) USS is the continuing entity or the successor entity (if other than USS) is organized and existing under the laws of the United States of

America or a State thereof and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the Indenture to be performed by USS and (ii) there is no default under the Indenture. Upon such a succession, USS will be relieved from any further obligations under the Indenture. For purposes of this paragraph, "substantially all of its assets" means, at any date, a portion of the non-current assets reflected in USS' consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets. (Section 801)

  WAIVER OF CERTAIN COVENANTS

     Unless otherwise provided in the prospectus supplement, USS may, with respect to the Debt Securities of any series, omit to comply with any provision of the covenants described under "-- Liens" and "-- Limitations on Certain Sale and Leasebacks" above or under "Purchase of Debt Securities Upon a Change of Control" or in any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally.

PURCHASE OF DEBT SECURITIES UPON A CHANGE IN CONTROL

     If any Change in Control (hereinafter defined) of USS occurs, each holder of Debt Securities will have the right, at that holder's option, subject to the terms and conditions of the Indenture, to require USS to become obligated to purchase all of that holder's Debt Securities on the date that is 35 Business Days after the occurrence of such Change in Control (the "Change in Control Purchase Date") at a cash price equal to (i) unless otherwise specified in the terms of such Debt Securities, 100% of the principal amount thereof, together with accrued interest to such Change in Control Purchase Date (except that interest installments due prior to such Change in Control Purchase Date will be payable to the holders of such Debt Securities of record at the close of business on the relevant record dates according to their terms and the provisions of the Indenture), or (ii) such other price or prices as may be specified in the terms of such Debt Securities (the "Change in Control Purchase Prices"). (Section 1007)

     Under the Indenture, a "Change in Control" of USS occurs if (i) any "person" or "group" of persons (excluding USS, any subsidiary, any employee stock ownership plan, any other employee benefit plan of USS or any person holding Voting Stock for any employee benefit plan of USS) acquires "beneficial ownership" (within the meaning of Section 13(d) or 14(d) of the Exchange Act) of shares of Voting Stock representing at least 35% of the outstanding Voting Power of USS, (ii) during any period of twenty-five consecutive months, commencing before or after the date of the Indenture, individuals who at the beginning of such 25-month period were directors of USS (together with any replacement or additional directors whose election was recommended by incumbent management of USS or who were elected by a majority of directors then in office) cease to constitute a majority of the board of directors of USS, or (iii) any person or group of related persons shall acquire all or substantially all of the assets of USS; provided, a Change in Control shall not have occurred if USS has merged or consolidated with or transferred all or substantially all of its assets to another entity in compliance with the provisions of Section 801 of the Indenture (relating to when USS may merge or transfer assets) and the surviving or successor or transferee entity is no more leveraged than was USS immediately prior to such event. The term "leveraged" means the percentage represented by the total assets of that entity divided by its stockholders' or member's equity, as would be shown on a consolidated balance sheet of that entity prepared in accordance with generally accepted accounting principles in the United States of America. The term "substantially all of its assets" used above means, at any date, a portion of the non-current assets reflected in USS' consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

     "Voting Stock" means stock of USS having ordinary voting power for the election of the directors of USS, other than stock having such power only by reason of the happening of a contingency. "Voting Power" means the total voting power represented by all outstanding shares of all classes of Voting Stock. (Section 101)

     To exercise this right to require USS to purchase a holder's Debt Securities after a Change of Control, the holder must deliver, at any time prior to the Change of Control purchase date specified in a notice delivered by USS after that Change of Control, a written notice of purchase to the paying agent specified in USS' notice. The holder's notice must state the numbers of the certificates of any Debt Securities that the holder will deliver to be purchased and that those Debt Securities are to be purchased under the terms and conditions specified in the Indenture and USS' notice.

     If a Change in Control occurs, USS intends to comply with any applicable securities laws or regulations, including any applicable requirements of Rule 14e-1 under the Exchange Act. The Change in Control purchase feature of the Debt Securities may in certain circumstances make more difficult or discourage a takeover of USS. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of USS by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. The Change in Control purchase feature is similar to that contained in other debt of USS as a result of negotiations between USS and the underwriters or holders of that debt.

     Except as discussed, the Change in Control purchase feature does not afford holders of the Debt Securities protection against possible adverse effects of a reorganization, restructuring, merger or similar transaction involving USS.

     Our ability to purchase Debt Securities in the future may be limited by the terms of any then existing borrowing arrangements and by our financial resources.

EVENTS OF DEFAULT

     An Event of Default occurs with respect to any series of Debt Securities when: (i) USS defaults in paying principal of or premium, if any, on any of the Debt Securities of such series when due; (ii) USS defaults in paying interest on the Debt Securities of such series when due, continuing for 30 days; (iii) USS defaults in paying the Change in Control Purchase Price of any of the Debt Securities of such series as and when the same shall become due and payable;
(iv) USS defaults in making deposits into any sinking fund payment with respect to any Debt Security of such series when due; (v) failure by USS in the performance of any other covenant or warranty in the Debt Securities of such series or in the Indenture continued for a period of 90 days after notice of such failure as provided in the Indenture; (vi) certain events of bankruptcy, insolvency, or reorganization occur; or (vii) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     USS is required annually to deliver to the Trustee officers' certificates stating whether or not the signers have any knowledge of any default in the performance by USS of certain covenants. (Section 1004)

     If an Event of Default shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may declare the Debt Securities of such series to be due and payable. If an Event of Default described in clause (vi) of the first paragraph under "Events of Default" occurs with respect to any series of Debt Securities, the principal amount of all Debt Securities of that series (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) will automatically become due and payable without any declaration by the Trustee or the holders. (Section
502) The Trustee is required to give holders of the Debt Securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act, except that the Trustee may not give such notice of a default described in clause (v) of the first paragraph under "Events of Default" until at least 60 days after the default. As used in this paragraph, a "default" means an event described in the first paragraph under "Events of Default" without including any applicable grace period. (Section 602)

     If at any time after the Debt Securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, USS shall pay or deposit with the Trustee amounts sufficient to pay all matured installments of interest upon the Debt Securities of such series and the principal of all Debt Securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the Indenture shall have been paid, and any and all defaults with respect to such series under the Indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by written notice to USS and the Trustee, may rescind and annul the declaration that the Debt Securities of such series are due and payable. (Section 502) In addition, the holders of a majority in aggregate principal amount of the Debt Securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any Debt Securities of such series or a default in the performance of a covenant that cannot be modified under the Indenture without the consent of the holder of each affected Debt Security. (Section 513)

     The Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and certain limitations contained in the Indenture, the holders of a majority in aggregate principal amount of the Debt Securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 512)

     No holder of Debt Securities will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, for the appointment of a receiver or trustee or for any other remedy under the Indenture unless:

     - the holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Debt Securities of that series; and

     - the holders of at least 25% in principal amount of the outstanding Debt Securities of that series have made a written request to the Trustee, and offered reasonable indemnity, to the Trustee to institute proceedings as Trustee, the Trustee has failed to institute the proceedings within 60 days and the Trustee has not received from the holders of a majority in principal amount of the Debt Securities of that series a direction inconsistent with that request. (Section 507)

     Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the Indenture regarding the payment of default interest, interest on that Debt Security on the due dates expressed in that security and to institute suit for the enforcement of payment. (Section
508)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting USS and the Trustee to modify the Indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following: (a) to evidence the succession of another corporation to USS; (b) to add to the covenants of USS further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon USS by the Indenture; (c) to add any additional events of default with respect to all or any series of Debt Securities; (d) to add to or change any of the provisions of the Indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (e) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities; (f) to secure all or any series of Debt Securities;
(g) to establish the forms or terms of the Debt Securities of any series; (h) to evidence the appointment of a successor trustee and to add to or change provisions of the Indenture necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; (i) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with another provision of the Indenture;
(j) to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect; and (k) to add or change or eliminate any provision of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act. (Section
901)


     USS and the Trustee may otherwise modify the Indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall (i) extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require USS to repurchase that security, without the consent of the holder of each Debt Security so affected, (ii) reduce the percentage of Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, without the consent of the holders of all Debt Securities affected thereby then outstanding or (iii) modify the provisions of the Indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under " Modification of the Indenture," except to increase any percentage set forth in those provisions or to provide that other provisions of the Indenture may not be modified without the consent of the holder of each Debt Security affected thereby, without the consent of the holder of each Debt Security affected thereby. (Section 902)


SATISFACTION AND DISCHARGE; DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture shall be satisfied and discharged if (i) USS shall deliver to the Trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the Trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and USS shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case USS shall have paid all other sums payable under the Indenture. (Section 401)

     The Indenture provides, if such provision is made applicable to the Debt Securities of a series, that USS may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Security under Sections 801, 803, 1005, 1006, 1007 and 1009 of the Indenture (being the restrictions described above under "Certain Covenants of USS in the Indenture" and USS' obligations described under "Purchase of Debt Securities upon a Change in Control") together with additional covenants that may be included for a particular series and (ii) that Sections 501(4), 501(5) (as to Sections 801, 803, 1005, 1006, 1007 and 1009) and 501(8), as described in clauses (iv), (v)
and (vii) under "Events of Default," shall not be Events of Default under the Indenture with respect to such series ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates. In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, USS has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. (Section 1304)

RECORD DATES

     The Indenture provides that in certain circumstances USS may establish a record date for determining the holders of outstanding Debt Securities of a Series entitled to join in the giving of notice or the taking of other action under the Indenture by the holders of the Debt Securities of such Series.

GOVERNING LAW

     The laws of the State of New York govern the Indenture and will govern the Debt Securities. (Section 112)

BOOK-ENTRY SECURITIES

     The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities except as otherwise described in the prospectus supplement.

     Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

     Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither USS, the Trustee nor any agent of USS or the Trustee will have any responsibility or liability for any aspect of the depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary's procedures, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.


     A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferrable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies USS that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that Series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that Series. Any Global Security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.



     Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. USS understands that under existing industry practices, if USS requests any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.


CONCERNING THE TRUSTEE

     The Bank of New York is also trustee for our 10 3/4% Senior Notes due August 1, 2008, for our Senior Quarterly Income Debt Securities and for several series of obligations issued by various governmental authorities relating to environmental projects at various USS facilities. USS and its subsidiaries maintain ordinary banking relationships, including loans and deposit accounts, with The Bank of New York and anticipate that they will continue to do so.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a description of the material terms of the capital stock of USS included in its certificate of incorporation. This description is qualified by reference to the certificate of incorporation, and the Rights Agreement (the "Rights Agreement") between USS and Mellon Bank, N.A., as Rights Agent (the "Rights Agent"), that have been filed as exhibits to the registration statement of which this prospectus is a part.

GENERAL


     The authorized capital stock of USS consists of 14 million shares of preferred stock, without par value, and 200 million shares of common stock with a par value of $1.00 per share. As of January 31, 2002, there were no shares of preferred stock outstanding and 89,202,870 million shares of common stock outstanding.


PREFERRED STOCK

     The preferred stock may be issued without the approval of the holders of common stock in one or more series, from time to time. The designation, powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock will be stated in a resolution providing for the issue of that series adopted by our board of directors and will be described in the appropriate prospectus supplement (if any), including the following:

     1. When to issue the preferred stock, whether in one or more series so long as the total number of shares does not exceed 14 million;

     2. The powers, preferences and relative participation, optional or other special rights, and qualifications, limits or restrictions on preferred stock;

     3. The dividend rate of each series, the terms of payment, the priority of payment versus any other class of stock and whether the dividends will be cumulative;

     4. Terms of redemption;

     5. Any convertible features;

     6. Any voting rights;

     7. Liquidation preferences; and

     8. Any other terms.

     Holders of preferred stock will be entitled to receive dividends (other than dividends of common stock) before any dividends are payable to holders of common stock.

     The future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of USS.

COMMON STOCK

     The holders of common stock will be entitled to receive dividends when, as and if declared by the USS board of directors out of funds legally available therefor, subject to the rights of any shares of preferred stock at the time outstanding. The holders of common stock will be entitled to one vote for each share on all matters voted on generally by stockholders under our certificate of incorporation, including the election of directors. Holders of common stock do not have any cumulative voting, conversion, redemption or preemptive rights. In the event of dissolution, liquidation or winding up of USS, holders of the common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any preferred stock then outstanding. The issuance of additional shares of authorized stock by USS may occur at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the holders of common stock.

STOCK TRANSFER AGENT AND REGISTRAR

     USS maintains its own stock transfer department at the following address:
United States Steel Corporation, Shareholders Services Department, 600 Grant Street, Room 611, Pittsburgh, PA 15219-2800. Certificates representing shares can also be presented for registration of transfer at Mellon Shareholder Services, 120 Broadway, 13th Floor, New York, NY 10021.

     Mellon Investor Services LLC, 500 Grant Street, Pittsburgh, PA 15219 is the Registrar for all the Common Stock.

RIGHTS PLAN

     The following is a brief description of the terms of the stockholders rights plan set forth in the Rights Agreement between USS and Mellon Investor Services LLC, as Rights Agent.

     The purpose of the Rights Agreement is to:

     - give our board of directors the opportunity to negotiate with any persons seeking to obtain control of USS;

     - deter acquisitions of voting control of USS without assurance of fair and equal treatment of all USS stockholders; and

     - prevent a person from acquiring in the market a sufficient amount of voting power to be in a position to block an action sought to be taken by our stockholders.

     The exercise of the Rights would cause substantial dilution to a person attempting to acquire USS on terms not approved by our board of directors and would therefore significantly increase the price that person would have to pay to complete the acquisition. The Rights Agreement may deter a potential acquisition or tender offer.

     Under the Rights Agreement, the Right to purchase from USS one-hundredth of a share of Series A Junior Preferred Stock, no par value (the "Junior Preferred Stock"), at a purchase price of $110 in cash, subject to adjustment, is attached to each share of common stock.

     The Rights will expire at the close of business on December 31, 2011, unless that date is extended or the rights are earlier redeemed or exchanged by USS as described below.

     Until the Rights are distributed, they will:

     - not be exercisable;

     - be represented by the same certificates that represent the common stock; and

     - trade together with the common stock.

     If the Rights are distributed, they will become exercisable, and USS would issue separate certificates representing the Rights, which would trade separately from USS' common stock.

     The Rights would be distributed upon the earlier of

     - 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired (except pursuant to a Qualifying Offer (defined in the Rights Agreement as an all-cash tender offer for all outstanding shares of common stock meeting certain prescribed requirements)), or obtained the right to acquire, beneficial ownership of common stock representing 15% or more of the total voting power of all outstanding shares of common stock (the "Stock Acquisition Date"), or

     - 10 business days (or upon such later date as may be determined by the board of directors) following the commencement of a tender offer or exchange offer (other than a Qualifying Offer) that would result in a person or a group beneficially owning common stock representing 15% or more of the total voting power of all outstanding shares of common stock.

     However, an "Acquiring Person" will not include USS, any of its subsidiaries, any of its employee benefit plans or any person organized pursuant to those employee benefit plans. The Rights Agreement also contains provisions designed to prevent the inadvertent triggering of the Rights by institutional or certain other stockholders.

     If a person or group becomes the beneficial owner of common stock representing 15% or more of the total voting power of all outstanding shares of common stock (except pursuant to a Qualifying Offer), the Rights "flip-in" and entitle each holder of a Right (other than the Acquiring Person and certain related parties) to receive, upon exercise, common stock (or in certain circumstances, cash, property, or other securities of USS), having a value equal to two times the exercise price of the Right. However, Rights are not exercisable until such time as the Rights are no longer redeemable by USS as set forth below.

     If at any time following the Stock Acquisition Date, (i) USS consolidates with, or merges with and into, any other person in a transaction in which USS is not the surviving corporation (other than a merger that follows a Qualifying Offer) or another person consolidates with, or merges with or into, USS and USS' common stock is changed into or exchanged for securities of another person or cash or other property, or (ii) 50% or more of USS' assets, earning power or cash flow is sold or transferred, the Rights "flip-over" and entitle each holder of a Right (other than an Acquiring Person and certain related parties) to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     USS reserves the right, before the occurrence of an event described in the two preceding paragraphs, to require that upon an exercise of Rights, a number of Rights be exercised so that only whole shares of Junior Preferred Stock would be issued.

     At any time until the earlier of 10 business days following the Stock Acquisition Date and December 31, 2011 (subject to extension), USS may redeem the Rights in whole, but not in part, at a price of $.01 per whole Right payable in stock or cash or any other form of consideration deemed appropriate by its board of directors (the "Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

     The board of directors may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the outstanding and exercisable Rights (other than Rights held by the Acquiring Person and certain related parties) for shares of common stock at an exchange ratio of one share of common stock for each Right (subject to certain anti-dilution adjustments). However, the board of directors may not effect such an exchange at any time any person or group beneficially owns common stock representing 50% or more of the total voting power of the common stock then outstanding. Immediately after the board of directors orders such an exchange, the right to exercise the Rights will terminate, and the only right of the holders of the Rights will be to receive shares of common stock at the exchange ratio.

     As long as the Rights are attached to shares of common stock, USS will issue Rights on each share of common stock issued prior to the earlier of the rights distribution date and the expiration date of the Rights so that all such shares will have attached Rights.

     A holder of Rights will not, as such, have any rights as a shareholder of USS, including rights to vote or receive dividends.

     The purchase price payable upon exercise of the Rights is subject to adjustment from time to time to prevent dilution, subject to the qualifications set forth in the rights agreement:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock;

     - if holders of Junior Preferred Stock are granted certain rights or warrants to subscribe for Junior Preferred Stock or securities convertible into Junior Preferred Stock at less than the market price of the Junior Preferred Stock; or

     - upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     At any time prior to the distribution of the Rights, the board of directors may amend any provision of the Rights Agreement. After the distribution of the Rights, the board of directors may amend the provisions of the Rights Agreement in order to:

     - cure any ambiguity;

     - correct any defective or inconsistent provision;

     - shorten or lengthen any time period under the Rights Agreement, subject to the limitations specified in the rights agreement; or

     - make changes that will not adversely affect the interests of the holders of Rights (other than an Acquiring Person and certain related parties);

provided, that no amendment may be made when the Rights are not redeemable.

     The distribution of the Rights will not be taxable to USS or its stockholders. A stockholder may recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of USS or common stock of an acquiring company.

     This description is only a summary of the material provisions of the rights agreement. We urge you to read the Rights Agreement because it, and not this description, defines your rights as holders of Rights. A copy of the Rights Agreement is available free of charge from the Rights Agent by writing to Mellon Investor Services, LLC at 500 Grant Street, Room 2122, Pittsburgh, Pennsylvania 15219 or from USS. (See "Where You Can Find More Information.")

DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION AND BY-LAWS CONTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

     Certain provisions of Delaware law and our certificate of incorporation could make more difficult or delay a change in control of USS by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Our board of directors believes that these provisions are appropriate to protect the interests of USS and of its stockholders.

     Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - before the business combination, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or subsequent to the time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

     A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.

     Certificate of Incorporation and By-Laws. Our certificate of incorporation provides that our board of directors is classified into three classes of directors, each class consisting of approximately one-third of the directors. Directors serve a three-year term, with a different class of directors up for election each year. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation's certificate of incorporation provides otherwise. Our certificate of incorporation does not provide otherwise. Board classification could prevent a party who acquires control of a majority of USS' outstanding voting stock from obtaining control of its board of directors until the second annual stockholders' meeting following the date that party obtains that control.

     Our certificate of incorporation also provides that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.

     Our by-laws provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders. Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a stockholder wishes to make at a meeting of stockholders. In general, a stockholder's notice of a director nomination or proposal will be timely if delivered or mailed to our Secretary at our principal executive offices not less than 45 days and, in certain situations, 90 days, before the annual meeting or within 10 days following the announcement of the date of the meeting. These provisions may preclude stockholders from bringing matters before a meeting or from making nominations for directors at these meetings.

     Our by-laws do not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

     Our certificate of incorporation provides for the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. In addition, our authorized but unissued shares of our common stock will be available for issuance from time to time at the discretion of our board of directors without the approval of our stockholders, unless such approval is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved shares of our common stock and preferred stock could be to enable our board of directors to issue shares to persons friendly to current management that could render more difficult or discourage an attempt to obtain control of USS by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of USS.

     Our certificate of incorporation provides that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. The certificate of incorporation also provides that directors may be removed from office only with cause and only by the affirmative vote of holders of a majority of the shares then entitled to vote at an election of directors. These provisions preclude stockholders from removing directors without cause and filling vacancies with their own nominees.

     Our Rights will permit disinterested stockholders to acquire additional shares of USS, or of an acquiring company, at a substantial discount in the event of certain changes in control. See "Description of Capital Stock -- Rights Plan."

     Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations. As such, the provisions could have the effect of discouraging open market purchases of our shares of common stock because such provisions may be considered disadvantageous by a stockholder who desires to participate in a business combination.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation provides that a director is not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except (1) for breach of the director's duty of loyalty to us and our stockholders, (2) for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. These provisions of our certificate of incorporation are intended to afford directors protection, and limit their potential liability, to the fullest extent permitted by Delaware law. Because of these provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of some of their fiduciary duties. These provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws.

     In addition, our By-Laws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

     We have obtained directors' and officers' insurance for our directors and officers for specified liabilities.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions on page 29. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

GENERAL

     USS may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between USS and a bank or trust company selected by USS having its principal office in the United States and having a combined capital and surplus of at least $50 million, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

     The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of USS, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF PREFERRED STOCK

     If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

     Whenever USS redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably as the preferred stock depositary may decide.

VOTING DEPOSITED PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

     USS will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between USS and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares (other than certain changes in the fees of the preferred stock depositary) will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, as amended thereby. The deposit agreement may be terminated only if:

     - all outstanding depositary shares have been redeemed; or

     - a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of USS.

CHARGES OF PREFERRED STOCK DEPOSITARY, TAXES AND OTHER GOVERNMENT CHARGES

     USS will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. USS also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to USS notice of its intent to do so, and USS may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

MISCELLANEOUS

     USS will transmit to the record holders of depositary shares all notices and reports that USS is required to furnish to the holders of the depositary shares.

     Neither the preferred stock depositary nor USS will be liable under the deposit agreement other than for its negligence or willful misconduct. The preferred stock depositary and USS will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. USS and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote any shares of preferred stock, as long as that action or non-action is in good faith.

                            DESCRIPTION OF WARRANTS

     USS may issue Warrants for the purchase of Debt Securities, preferred stock or common stock (each a "USS Security," and together the "USS Securities"). Warrants may be issued independently or together with any USS Security offered by any prospectus supplement and may be attached to or separate from any such USS Security. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between USS and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of USS in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of such Warrants.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of Warrants to issue Debt Securities ("Debt Warrants") will describe the terms of such Debt Warrants, including the following (if applicable): (a) the title of such Debt Warrants; (b) the offering price for such Debt Warrants; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (e) the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (f) the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates, or Debt Securities that may be issued upon exercise of the Debt Warrants, will be issued in registered or bearer form; (k) information with respect to book-entry procedures; (l) the currency or currency units in which the offering price and the exercise price are payable; (m) a discussion of material United States federal income tax considerations; (n) the redemption or call provisions applicable to such Debt Warrants; and (o) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

     The prospectus supplement relating to any particular issue of Warrants to issue preferred stock or common stock will describe the terms of such Warrants, including the following (if applicable): (a) the title of such Warrants; (b) the offering price for such Warrants; (c) the aggregate number of such Warrants; (d) the designation and terms of the preferred stock or common stock purchasable upon exercise of such Warrants; (e) the designation and terms of the USS Securities with which such Warrants are issued and the number of such Warrants issued with each such USS Security; (f) the date from and after which such Warrants and any USS Securities issued therewith will be separately transferable; (g) the number of shares of preferred stock or common stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price and the exercise price are payable; (k) a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such Warrants; (m) the redemption or call provisions applicable to such Warrants; and (n) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION


     We may offer the offered securities in one or more of the following ways from time to time:

     - to or through underwriting syndicates represented by managing underwriters;

     - through one or more underwriters without a syndicate for them to offer and sell to the public;

     - through dealers or agents;

     - to investors directly in negotiated sales or in competitively bid transactions; or

     - to holders of other securities in exchanges in connection with acquisitions;

     The prospectus supplement for each series of securities we sell will describe the offering, including:

     - the name or names of any underwriters;

     - the purchase price and the proceeds to us from that sale;

     - any underwriting discounts and other items constituting underwriters' compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

     - any commissions paid to agents;

     - the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the securities may be listed.

UNDERWRITERS

     If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

     The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

     In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as follows:

     - Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

     - Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker/dealer are repurchased in a covering transaction to cover short positions.

     These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

AGENTS

     We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

DIRECT SALES

     We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

     In addition, debt securities or shares of common stock or preferred stock may be issued upon the exercise of warrants.

INDEMNIFICATION

     We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

NO ASSURANCE OF LIQUIDITY

     The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.


                      WHERE YOU CAN FIND MORE INFORMATION



     USS files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov and on our website at http://www.ussteel.com.



     The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the following documents and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all the offered securities are sold:



          (a) USS' Annual Report on Form 10-K for the year ended December 31, 2001;



          (b) USS' Proxy Statement on Form 14A dated March 11, 2002;



          (c) USS' Current Reports on Form 8-K dated December 31, 2001, January 17, 2002, January 18, 2002, February 8, 2002, February 21, 2002, March 1,
     2002 and March 12, 2002;



          (d) United States Steel LLC's Registration Statement on Form 8-A filed December 6, 2001; and



          (e) Amendment No. 1 to United States Steel LLC's Registration Statement on Form 8-A filed December 31, 2002.



     We will provide, upon written or oral request, to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings at no cost. To do so please contact our Office of the Corporate Secretary, United States Steel Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219-2800 (telephone: 412-433-4801).


                             VALIDITY OF SECURITIES

     The validity of the issuance of the Offered Securities will be passed upon for USS by D. D. Sandman, Esq., Vice Chairman, Chief Legal Officer and Chief Administrative Officer of USS or by R.M. Stanton, Esq., Assistant General Counsel -- Corporate and Assistant Secretary of USS. Messrs. Sandman and Stanton, in their respective capacities as set forth above, are paid salaries by USS, participate in various employee benefit plans offered by USS and own common stock of USS.

                                    EXPERTS


     The consolidated financial statements of United States Steel Corporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee...............  $ 36,800
Costs of printing and engraving.............................    90,000
Accounting fees and expenses................................    25,000
Miscellaneous expenses......................................    20,000
                                                              --------
          Total.............................................  $171,800
                                                              ========

     All of these foregoing expenses are estimated except for the Securities and Exchange Commission filing fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article V of the Corporation's By-Laws provides that the Corporation shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

     The Corporation is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was an officer, employee, agent or director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of the Corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the Corporation. To the extent a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the Corporation must indemnify him against the expenses that he actually and reasonably incurred in connection therewith.

     Policies of insurance are maintained by the Corporation under which directors and officers of the Corporation are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

     The Corporation's Certificate of Incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except
(i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.  LIST OF EXHIBITS.

     See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the cover of this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) USS hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of USS' annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of USS pursuant to the foregoing provisions, or otherwise, USS has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USS of expenses incurred or paid by a director, officer or controlling person of USS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, USS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH, COMMONWEALTH OF PENNSYLVANIA, ON MARCH 19, 2002.


                                          UNITED STATES STEEL CORPORATION
                                          (Registrant)

                                          By:  /s/ GRETCHEN R. HAGGERTY
                                          --------------------------------------
                                            Senior Vice President & Controller

Pittsburgh, Pennsylvania


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MARCH 19, 2002.


                      SIGNATURE                                                  TITLE
                      ---------                                                  -----
                 /s/ THOMAS J. USHER                              Chairman Board of Directors, Chief
-----------------------------------------------------          Executive Officer, President and Director
                   Thomas J. Usher                                   (Principal Executive Officer)

                 /s/ ROY G. DORRANCE                           Vice Chairman and Chief Operating Officer
-----------------------------------------------------                        and Director
                   Roy G. Dorrance

                 /s/ DAN D. SANDMAN                                 Vice Chairman and Chief Legal &
-----------------------------------------------------             Administrative Officer and Director
                   Dan D. Sandman

                /s/ JOHN P. SURMA JR.                           Vice Chairman & Chief Financial Officer
-----------------------------------------------------                        and Director
                  John P. Surma Jr.

              /s/ GRETCHEN R. HAGGERTY                            Senior Vice President & Controller
-----------------------------------------------------               (Principal Accounting Officer)
                Gretchen R. Haggerty

                 /s/ J. GARY COOPER                                            Director
-----------------------------------------------------
                   J. Gary Cooper

                /s/ ROBERT J. DARNALL                                          Director
-----------------------------------------------------
                  Robert J. Darnall

               /s/ SHIRLEY ANN JACKSON                                         Director
-----------------------------------------------------
                 Shirley Ann Jackson

                 /s/ CHARLES R. LEE                                            Director
-----------------------------------------------------
                   Charles R. Lee

                      SIGNATURE                                                  TITLE
                      ---------                                                  -----

                  /s/ PAUL E. LEGO                                             Director
-----------------------------------------------------
                    Paul E. Lego

              /s/ JOHN F. MCGILLICUDDY                                         Director
-----------------------------------------------------
                John F. McGillicuddy

                /s/ SETH E. SCHOFIELD                                          Director
-----------------------------------------------------
                  Seth E. Schofield

                  /s/ JOHN W. SNOW                                             Director
-----------------------------------------------------
                    John W. Snow

               /s/ DOUGLAS C. YEARLEY                                          Director
-----------------------------------------------------
                 Douglas C. Yearley

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
-------
  *1      Form of Underwriting Agreement.
 **3.1    Certificate of Incorporation of USS dated December 31, 2001, as currently in effect.
 **3.2    By-laws of USS dated December 31, 2001, as currently in
          effect. (Incorporated by reference to Exhibit 99.2 to USS'
          Report on Form 8-K dated December 31, 2001.)
   4.1    Form of Indenture for Debt Securities with Form of Debt
          Securities.
 **4.2    Form of Deposit Agreement for Depositary Shares.
 **4.3    Rights Agreement (Incorporated by Reference to Exhibit 4 to
          the Registration Statement of USS on Form 8-A/A filed on
          December 31, 2001.)
 **5      Opinion and consent of D. D. Sandman, Esq.
**12.1    Computation of Ratio of Earnings to Fixed Charges.
**12.2    Computation of Ratio of Earnings to Combined Fixed Charges
          and Preferred Stock Dividends.
  23.1    Consent of PricewaterhouseCoopers LLP.
**23.2    Consent of D. D. Sandman, Esq. (Included in Exhibit 5.)
**24      Powers of Attorney.
**25      Statement of eligibility of Trustee.


------------------
 * The Company will file as an exhibit to a current report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock or warrants, (iii) any additional required opinion of counsel to the Company as to the legality of the securities offered hereby or (iv) any required opinion of counsel to the Company as to certain tax matters relative to securities offered hereby.


** Previously filed.